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                                                                   EXHIBIT 99.1


                                                      Contact: Chris Caramanico
                                                Corporate Director of Marketing
                                                                   800/578-3268
                                                      chris.caramanico@daou.com
                                                                   www.daou.com



DAOU SYSTEMS MERGES WITH RESOURCES IN HEALTHCARE INNOVATIONS, FURTHER EXTENDING ITS TECHNOLOGY REACH

SAN DIEGO, June 26, 1998--DAOU Systems, Inc. (NASDAQ:DAOU) announced today a merger with Resources in Healthcare Innovations (RHI), an information technology services firm with a nationwide customer base of more than 150 hospitals.

RHI implements most major healthcare software systems for organizations nationwide, including applications from such software leaders as HBO & Company, Shared Medical Systems, IDX, Eclipsys, and Cerner.

The value of the merger is stated at $54 million and will be accounted for as a pooling of interests merger. The addition of RHI's staff of 150 will increase overall DAOU employment to 738.

"We believe that this merger is an important step in DAOU's transition from a healthcare networking company to a tactical professional services firm with a broad base of technological expertise. We look forward to exploring the synergies between our cumulative clients," said Daniel Daou, president of DAOU Systems, Inc.

RHI is one of the few companies that implement most major healthcare software systems. With this merger, DAOU is now able to implement the vast majority of applications available in today's marketplace. This enhances DAOU's ability to provide full service, turnkey solutions to healthcare enterprises; while assisting them in obtaining their strategic objectives.

"There is a natural cultural fit between DAOU and RHI," said Parker Hinshaw, Chairman and CEO of RHI and a 28-year veteran of healthcare information technology. "The services DAOU provides are complementary to our service offerings, creating advantages for our employees as well as our clients."

Following the merger, Hinshaw and his management team will remain employed with DAOU. Hinshaw will become the President of the new business unit, DAOU-RHI Inc. No layoffs are expected. RHI will become a wholly-owned subsidiary of DAOU and will continue to operate from its Indianapolis base.

DAOU Systems is a nationwide provider of integrated professional services and technology solutions to the healthcare information technology market. DAOU provides a full array of consulting, strategic, managerial and technical services to the healthcare industry.

Headquartered in San Diego, DAOU operates five regional sales offices and seven operation centers across the country. DAOU provides integrated voice, video and Internet solutions to complement the company's strong data networking and application background. DAOU offers one of the widest arrays of services available to healthcare payers and providers alike.

With 738 employees, DAOU has provided services to more than 1,300 healthcare organizations, including 50% of the nation's top 100 integrated delivery networks.

Statements in this press release concerning DAOU Systems' and RHI's separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such

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statements are only predictions, reflecting the best judgment of DAOU Systems and RHI based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such factors include the company and industry risks set forth under the caption "Risk Factors" in the company's Annual Report on Form 10-KSB for the year ended December 31, 1997. These risks include specific acquisition-related risks, such as difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and RHI should be considered in light of those factors.